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                                                   Filed Pursuant to Rule 424(B)
                                               Registration statement 333-121263


                  FINAL TERMS NO. 1686 DATED 26 FEBRUARY 2007

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$$5,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
 CURRENTLY TOTALING A$2,167,645,000.00 (A$1,601,445,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.



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1.   (i)    Issuer:                             Queensland Treasury Corporation

     (ii)   Guarantor:                          The Treasurer on behalf of the Government of Queensland

2.          Benchmark line:                     2013
                                                (to be consolidated and form a
                                                single series with QTC 6% Global
                                                A$ Bonds due 14 August, 2013,
                                                ISIN US748305BD00)

3.          Specific Currency or Currencies:    AUD ("A$")

4.   (i)    Issue price:                        99.701%

     (ii)   Dealers' fees and commissions       No fee or commission is payable in respect of the
            paid by Issuer:                     issue of the bond(s) described in these final terms
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

                                                (which will constitute a "pricing supplement" for
                                                purposes of any offers or sales in the United
                                                States or to U.S. persons). Instead, QTC pays fees
                                                and commissions in accordance with the
                                                procedure described in the QTC Offshore and
                                                Onshore Fixed Interest Distribution Group
                                                Operational Guidelines.

5.          Specified Denominations:            A$1,000

6.   (i)    Issue Date:                         28 FEBRUARY 2007

     (ii)   Record Date (date on and from       6 February/6 August.  Security will be ex-interest
            which security is Ex-interest):     on and from 7 February/7 August.

     (iii)  Interest Payment Dates:             14 February/14 August

7.          Maturity Date:                      14 August 2013

8.          Interest Basis:                     6 per cent Fixed Rate

9.          Redemption/Payment Basis:           Redemption at par

10.         Change of Interest Basis or         Not Applicable
            Redemption/Payment Basis:

11.  (i)    Status of the Bonds:                Senior and rank pari passu with other senior,
                                                unsecured debt obligations of QTC

(ii)   Status of the Guarantee:                 Senior and ranks pari passu with all its other
                                                unsecured obligations

12.         Method of distribution:             Non-syndicated


                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions
            Applicable

     (i)    Rate(s) of Interest:                6 percent per annum payable semi-annually in arrears

     (ii)   Interest Payment Date(s):           14 February and 14 August in each year up to and
                                                including the Maturity Date

     (iii)  Fixed Coupon Amount(s):             A$30 per A$1,000 in nominal amount

     (iv)   Determination Date(s):              Not Applicable
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

     (v)    Other terms relating to the         None
            method of calculating interest
            for Fixed Rate Bonds:

                                   PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:            A$1,000 per bond of A$1,000 Specified Denomination (N.B.
                                                If the Final Redemption Amount is different from 100% of
                                                the nominal value the Notes will be derivative
                                                securities for the purposes of the Prospectus Directive
                                                and the requirements of Annex XII to the Prospectus
                                                Directive Regulation will apply and the Issuer will
                                                prepare and publish a supplement to the prospectus
                                                supplement)

15.         Early Redemption Amount(s)          Not Applicable
            payable on redemption for
            taxation reasons or on
            event of default and/or the
            method of calculating the
            same:

                               GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                      Permanent Global Note not exchangeable for Definitive
                                                Bonds

17.         Additional Financial Centre(s)      Not Applicable
            or other special provisions
            relating to Payment Dates:

18.         Talons for future Coupons or        No
            Receipts to be attached to
            Definitive Bonds (and dates on
            which such Talons mature):

19.         Other terms or special              Not Applicable
            conditions:

                                  DISTRIBUTION

20.  (i)    If syndicated, names and            Not Applicable
            addresses of Managers and
            underwriting commitments:

     (ii)   Date of Dealer Agreement:           23 FEBRUARY 2007 (the "Trade Date")

     (iii}  Stabilizing Manager(s) (if any):    Not Applicable
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

21.         If non-syndicated, name and         AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED
            address of relevant Dealer:         530 COLLINS STREET
                                                MELBOURNE VIC 3000

22.         Whether TEFRA D or TEFRA C          TEFRA Not Applicable
            rules applicable or TEFRA rules
            not applicable:

23.         Additional selling restrictions:    Not Applicable
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LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
   -----------------------------------
               Duly authorized


                           PART B -- OTHER INFORMATION


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1.       LISTING AND ADMISSION
         TO TRADING

(i)      Listing:                                   Bourse de Luxembourg.

(ii)     Admission to trading:                      Application has been made for the bonds to be
                                                    admitted to trading on the regulated market of the
                                                    Bourse de Luxembourg with effect from the Issue
                                                    Date.
2.       RATINGS
         Ratings:                                   The bonds to be issued have been rated:

                                                    S&P:      AAA
                                                    Moody's:  Aaa

                                                    An obligation rated 'AAA' by
                                                    S&P has the highest credit
                                                    rating assigned by Standard
                                                    & Poor's. The obligor's
                                                    capacity to meet its
                                                    financial commitment on the
                                                    obligation is extremely
                                                    strong.
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

                                                    Obligations rated Aaa by
                                                    Moody's are judged to be of
                                                    the highest quality with
                                                    minimal credit risk.

                                                    A credit rating is not a
                                                    recommendation to buy, sell
                                                    or hold securities and may
                                                    be revised or withdrawn by
                                                    the rating agency at any
                                                    time. Each rating should be
                                                    evaluated independently of
                                                    any other rating.
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3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

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(i)      Reasons for the Offer:                       See "Use of Proceeds" section in the prospectus supplement.

(ii)     Estimated net proceeds:                      Not Applicable.

(iii)    Estimated total expenses:                    Not Applicable.

5.       YIELD

         Indication of yield:                         6.10%

                                                      Calculated as 7 basis
                                                      points less than the yield
                                                      on the equivalent A$
                                                      Domestic Bond issued by
                                                      the Issuer under its
                                                      Domestic A$ Bond Facility
                                                      on the Trade Date.

                                                      The yield is calculated on
                                                      the Trade Date on the
                                                      basis of the Issue Price.
                                                      It is not an indication of
                                                      future yield.

6.       OPERATIONAL INFORMATION

(i)      ISIN Code:                                   US748305BD00

(ii)     Common Code:                                 014569359

(iii)    CUSIP Code:                                  748305BD0

(iv)     Any clearing system(s) other than            Not Applicable
         Depositary Trust Company, Euroclear Bank
         S.A./N.V. and Clearstream Banking, societe anonyme and the relevant identification number(s):

(v)      Delivery:                                    Delivery free of payment
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(vi)     Names and addresses of additional Paying     Not Applicable
         Agent(s) (if any):

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